Exhibit 99.1

Finjan Provides Update on Challenges to Its Patents

Patent Trial and Appeal Board Rules on Three of Palo Alto Networks’ Thirteen Petitions for Inter Partes Review

EAST PALO ALTO, CA – 03/31/16 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, and its subsidiary Finjan, Inc. (“Finjan”) announced that on March 29, 2016, the Patent Trial and Appeal Board (“PTAB”) for the United States Patent & Trademark Office (“USPTO”) ruled on three additional petitions for Inter Partes Review (“IPR”) by Palo Alto Networks. Of the 13 petitions for IPR by Palo Alto Networks, the PTAB has ruled on five to date.

Regarding IPR2015-02001 and IPR2016-00157, both of which relate to Finjan’s U.S. Patent No. 9,225,408 (“the ‘408 Patent”), the PTAB consolidated the petitions and granted institution of IPR of Claims 1, 3-7, 9, 12-16, 18-23, 29, and 35.

Regarding IPR2015-01974, which relates to Finjan’s U.S. Patent No. 7,647,633 (“the ‘633 Patent”), the PTAB granted partial institution of IPR of Claims 14 and 19.

Regarding IPR2015-01999, which relates to Finjan’s U.S. Patent No. 7,058,822 (“the ‘822 Patent”), the PTAB denied institution of IPR for three reasons: the ‘822 Patent had already successfully undergone reexamination proceedings and appeal; the subject matter cited in the prior art references by Palo Alto Networks had been “thoroughly” considered in the reexamination proceedings; and the burden and expense to Finjan in having to defend another challenge of the ‘822 Patent based on substantially the same prior art or arguments already considered in other proceedings and on appeal.

As previously disclosed, the PTAB earlier ruled on two Palo Alto Networks’ petitions for IPRs (IPR2015-01547 and IPR2015-02000). Reference to previous decisions can be found on Finjan’s Press Release site.
Summary of Palo Alto Networks’ IPR challenges against Finjan Patents:

•	‘154 Patent - IPR2015-01547: instituted

•	‘731 Patent - IPR2015-02000: denied

•	‘408 Patent - IPR2015-02001/ IPR2016-00157: consolidated & instituted

•	‘633 Patent - IPR2015-01974: partially instituted

•	‘822 Patent - IPR2015-01999: denied

“We respect the PTAB’s decisions and are especially pleased with its acknowledgement that repeated efforts to challenge our patents is burdensome and expensive to Finjan, and that the PTAB’s resources should not be expended revisiting previous unsuccessful challenges by Palo Alto Networks and others,” commented Julie Mar-Spinola, Finjan Holding’s Chief IP Officer. “Further, we are prepared to prove that each of the patent claims subject to IPR are valid in light of the cited prior art in due course.”

Tally of results to IPR challenges against Finjan Patents: a total of 18 IPR challenges by 3 defendants, 3 petitions instituted, 1 petition partially instituted, 14 petitions denied.

Final summary of Symantec IPR challenges against Finjan Patents:

•	'154 Patent - IPR2015-01547: denied

•	'182 Patent - IPR2015-01548: denied

•	'289 Patent - IPR2015-01552: denied

•	'299 Patent - IPR2015-01549: denied

•	'494 Patent - IPR2015-01892: 3 grounds denied, 1 instituted

•	'494 Patent - IPR2015-01897: denied

•	'844 Patent - IPR2015-01894: denied

•	'926 Patent - IPR2015-01893: denied

•	'926 Patent - IPR2015-01895: denied

•	'996 Patent - IPR2015-01545: denied

•	'996 Patent - IPR2015-01546: denied

Final summary of Sophos IPR challenges against Finjan Patents:

•	US Pat. No. 8,677,494 (‘494 Patent) – IPR2015-01022: denied

•	US Pat. No. 7,613,926 (‘926 Patent) - IPR2015-00907: denied

Finjan also has pending infringement lawsuits against FireEye, Inc., Proofpoint Inc., Symantec Corp., Sophos, Inc., and Blue Coat Systems, Inc. relating to, collectively, more than 20 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.
ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.
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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2014, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Media Contact:
Nicholas Gaffney
Zumado Public Relations
(415) 732-7801
ngaffney@zumado.com

Investor Contact:
Alan Sheinwald or Valter Pinto | Capital Markets Group LLC
Vanessa Winter | Finjan
(650) 282-3245
investors@finjan.com